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Trade Mark Royalty Agreement

Between the Company FRAMA SRL which resides in Milano, Porta Genova 5 St. (CF:
11480040150) represented by the only administrator MARINA SALA, and from now on known as the GRANTOR and the company MERCHANT BROKER SPA, which resides in Barzago, Parini Street, 3(CF:07187570150), which is represented by the only Administrator Doctor MARIO AGRATI, from now on known as the LICENSEE.

INTRODUCTORY STATEMENT

That FRAMA SRL is appointed the following enterprising trademarks which are deposited in Italy and abroad and are constituted by the following:
a) In the wording "FANTIC MOTOR", there a two rows in capital print with a fantasy writing. The "F" starting very high and the "T" of MOTOR which stretches to form the "T" of FANTIC. All of this is in Blue and is outlined (Bordered) in red. Principle and chief means of identification: National Trademark N.307516 registered in 1/7/78 (date of first deposit March 29th 1977 provisionary no. 17901C/77), International Trademark no. 435034 registered 1/7/78.
b) In the wording "G" in a square the GARELLI in black and white letters; In the wording "MOSQUITO", In the wording "GARY". Principle and chief means of identification: National Trademark no. 495828, granted on August 3rd 1988 (G GARELLI); NO. 406397 granted on 2/24/86 (MOSQUITO); No. 529187 granted on 5/30/90. International trademark No. 528019 (G in the square -GARELLI) and No. R262226 (MOSQUITO).
-All of the above mentioned trademarks are utilized for distinguishing the following products: bicycles, motorcycles, mopeds, and three-wheeled vans, and their spare parts (class 12).
ART.1.The GRANTOR, grants the LICENSEE, who assumes, the exclusive license of all the above mentioned trademarks and for all the relative products.
ART.2. The present license grants and is valid for all the national and international markets, none excluded nor excepted, and the LICENSEE has the power to transfer the present license to a third party.
ART.3. The LICENSEE is obliged to fulfill every possible effort, in the technical, commercial, organizational, and publicity fields; to promote and develop the sales of the licensed products; to adequately supply the market and promptly satisfy the demand.
ART.4. The LICENSEE is obliged to respect the norms and instructions fixed by the GRANTOR, relative to the use of the trademarks and at the qualitative level of the products.
ART.5. The present contract is in effect from the date underwritten in the present contract and remains in effect for a period of five years and to end on that date.
-The contract will be renewed automatically for another five year period, and in case the correspondent wished to cancel they must or it is recommended that they do so at least six months prior to the termination of the original contract expiration date or the relative renewal date.
-The GRANTOR reserves the right to withdraw from the present contract at any time in case the terms specified were not respected or followed and with the legal procedures more or less in Art.10.
-In case of the above said cancellation, that they intend to accept between the parties the causes of cancellation expressed by the senses and for the effect of Art. 1466 C.C.; it is understood that the LICENSEE, will not receive any rights or repayment of sums already paid; to be precise, he will not be entitled to any damages of sorts or compensation.
ART.6. The GRANTOR, will furnish or supply, the LICENSEE, with all the documents necessary for the use and will supply all the necessary graphics documents for the advancement of the licensed trademark.
ART.7. Whatever amount due for the exclusive license for the present contract, the LICENSEE will give the GRANTOR a royalty of 1.5% for the net fabrication up to L.20.000.000.000 annually and 1% superior fabrication of such imports (to the net of IVA or analogous taxes) realized with the sale of the licensed products.
-The LICENSEE must communicate twice a year to the GRANTOR the extent of the fabrication achieved in the preceding semester, and must provide the payment of royalties for the preceding semester (he has up until 3 months after the preceding semester to pay); the semesters end June 30th and December 31st of each year.
ART.8. Independent from the net fabrication completed annually, the LICENSEE must pay the GRANTOR a minimum amount of royalties for each year subject to the present contract in the amount Lire 120,000,000.
ART.9. The LICENSEE is obliged to have an accountant to keep records of any sales of the licensed products; moreover, to permit the GRANTOR to control or the allow to control, within reasonable terms and at the expense of the GRANTOR, the LICENSEE'S record books and any relative materials dealing with the sale(s) of the licensed products.
ART.10. In case of controversy over the trademarks by third parties, the GRANTOR must directly provide expenses for defense proceedings; the LICENSEE must directly provide for the defense of the trademarks and for any eventual counterfeiting; the GRANTOR is obliged to give all the necessary collaboration.
ART.11. If for any reason one of the parties violates a clause in the present contract and doesn't stop or terminate the violation, (although he is urged to terminate it within thirty days of receiving a written statement requesting him to do so), the other party can withdraw from the present contract, by advising the party in violation.
ART.12. If in the period valid within the present contract the LICENSEE becomes subjugated, enters in competition or becomes liquidated, the GRANTOR can immediately withdraw from the present contract, without the LICENSEE, deserving any right of restitution of sums already paid, that is, compensation.
ART.13. In case of suspension, cancellation, or breakup of the present contract, the LICENSEE must immediately cease the fabrication of the licensed products and the use of the trademarks; and in the event of the execution of the orders already in progress.
-at the termination of the present contract the LICENSEE has the power to commercialize the products sold and properly tried, for up to a period of six months maximum from the date of termination, however with the respect to Art.4 and Art.8 of the present contract.
ART.14. Eventually disagreement between the parties in relation to the interpretation, execution, and/or cancellation of the present contract, the parties must meet in front of an arbitrary college composed of three arbiters; one which will be appointed by the GRANTOR; one which will be appointed by the LICENSEE; the third will be appointed by a combination of the first two. In case of disagreement over the third arbiter, the nomination of the third arbiter will be elected by the president of commercial doctors of Lecco, and must be chosen or written by the most diligent.
-The arbiters are free from obligations of procedures(errors) and their decisions have the power or value of a contract. For the fulfillment of their task the arbiters have the loose power of investigating or researching the parties documents and correspondence.
ART.15. The expenses for the registration and the transcription at the central patent office of the present contract will be equally split between the GRANTOR and LICENSEE. The present contract, places these people as entrepreneurs, and is subject to enforce its valor and will be subjected at the office of registration, according to 40T.U. 131/1985.

          Milano, April 28, 1995